Exhibit 10.1

2026 Annual Incentive Plan
Effective January 1, 2026

ANNUAL INCENTIVE PLAN PURPOSE
The 2026 Annual Incentive Plan (“Plan”) is intended to motivate and reward associates for performance that drives achievement of Array’s business goals. We measure performance using both financial and non-financial goals that are tied to our business strategy. Incentive awards are based on performance results for Array and each participant’s individual performance.

ELIGIBILITY
All Array associates that are hired on or before September 30, 2026 are eligible to participate in this 2026 Annual Incentive Plan. Contractors are not eligible for this Plan. Plan eligibility is also conditioned on satisfaction of any additional eligibility requirements set forth in the attached Administrative Guidelines. Eligibility for the Plan is not a guarantee of an incentive award payment.

ANNUAL INCENTIVE COMPONENTS & WEIGHTINGS
The 2026 Annual Incentive Plan has two performance components (company and individual performance for the plan year) which come together to determine an associate’s award. The Plan components and weightings are provided below:

Plan Component	Component Weighting
	Officers	Other Associates
Company Performance	80%	60%
Individual Performance	20%	40%

COMPANY PERFORMANCE METRICS
The 2026 Annual Incentive Plan company performance is measured by performance against the following three financial metrics with weightings and definitions provided below. Actual performance will be assessed against the targeted performance for each performance metric.

Company Performance Metric	Metric Weighting
Adjusted Revenue	40%
Adjusted OIBDA	40%
New Cash Site Rental Revenue	20%

1.Adjusted Revenue: Adjusted revenue is determined by operating revenue excluding TMUS MLA Interim Site revenue and Dish revenue.

2.Adjusted OIBDA: Adjusted OIBDA is determined by adjusted earnings before interest, taxes, depreciation, amortization and accretion, gains and losses, and excludes Equity in earnings of unconsolidated entities and interest and dividend income, Revenue items listed in the above Adjusted Revenue metric, Corporate assessments, bonus and PSU expense, Strategic Alternatives review costs, and legal cost that relates to legacy UScellular matters (i.e., any legal cost that is not classified as “Tower” in the detailed legal budget submission).

3.New Cash Site Rental Revenue: New cash site rental revenue is determined by all 2026 revenue from new colocation licenses and amendment licenses that commence in 2026 and excludes service revenue & straight-line adjustments.

Company Performance Measures:

Performance Measure	Minimum	Maximum
Adjusted Revenue	90%	110%
Adjusted OIBDA	85%	115%
New Cash Site Rental Revenue	50%	150%

Incentive Payouts as a Percent of Target at Minimum and Maximum Performance Levels
The incentive payouts will be determined by the level of achievement against each metric. If any metric is not achieved at the minimum level, there will be no incentive paid with respect to that metric. The minimum and maximum payout levels reinforce the Company’s pay for performance philosophy.

Performance Measure	Minimum	Target	Maximum
Adjusted Revenue	50%	100%	200%
Adjusted OIBDA	50%	100%	200%
New Cash Site Rental Revenue	50%	100%	200%

Incentive payouts between the minimum and target performance levels and between the target and maximum performance levels will be computed by interpolation.

INDIVIDUAL PERFORMANCE METRICS
Each associate’s performance will be evaluated, and a performance rating assigned based on achievement of individual performance goals established for the plan year. Any incentive for individual performance will be payable according to the guidelines shown in the table below, subject to appropriate approval.

Individual Performance Rating	% Payout Range
Far Exceeds Expectations (FE)	140% - 160%
Exceeds Expectations (EE)	115% - 135%
Meets Expectations (ME)	90% - 110%
Partially Meets Expectations (PM)	0% - 50%
Fails to Meet Expectations (FM)	0%

MISCELLANEOUS PROVISIONS
The Plan is subject to the Administrative Guidelines attached. There are no oral or written agreements or understandings between Array and the participants affecting or relating to this Plan not referenced herein. If any participant fails to adhere to Array’s ethical, legal, and other standards, including as referenced by Array policy, Array shall have the right to revoke this Plan, reduce or eliminate compensation as it applies to the violator, or any other remedy as provided by corporate policy or law.

Any compensation earned or paid pursuant to this Plan is subject to forfeiture, recovery by Array or other action pursuant to Array’s Policy on Recoupment and Forfeiture of Incentive Compensation and any other clawback or recoupment policy which Array may adopt from time to time to the extent allowed by applicable law.

This Plan shall not be construed as an employment contract or as a promise of continuing employment between Array and the associate. Employment with Array is terminable at will, i.e., either the participant or Array may terminate the relationship at any time, with or without cause or advance notice.

The 2026 Annual Incentive Plan, as set forth in this document, represents the general guidelines Array intends to utilize to determine the incentives, if any, that will be paid. Results associated with acquisitions and / or divestitures will be evaluated on a case-by-case basis to determine whether adjustments to target or actual results are warranted. The Array Chair in his/her/their discretion may adjust targets or actual results to reflect unanticipated events. Array reserves the right to modify or terminate the Plan at its sole discretion, at any time (including during or following the applicable plan year) and for any reason, with or without written notification and without regard to the effect that any such action may have on any associate’s incentive or potential incentive. Array shall have the full power and authority to interpret and administer the Plan and shall be the sole arbiter of all matters of interpretation and application of the Plan.

/s/ Anthony J. M. Carlson	March 19, 2026
President and CEO	Date

/s/ Walter C. D. Carlson	March 22, 2026
Chair	Date

ADMINISTRATIVE GUIDELINES
PLAN YEAR EFFECTIVE DATES	January 1, 2026 – December 31, 2026
GENERAL ADMINISTRATION
Exempt Associates: The target annual incentive payout for exempt participants will be based on the associate’s base earnings paid during the plan year (in the case of a mid-year rehire, starting from their rehire date). Base Earnings are defined as base wages, paid time off taken, and any differential pay (excludes Short-term disability pay, Long-term disability pay, Paid Parental Leave, Military Service Leave of Absence, any Paid Personal Leave of Absence, incentives, merit-related lump sum payments, equity, on call pay and any additional compensation not related to base earnings).
Non-Exempt Associates: The target annual incentive payout for non-exempt participants will be based on the associate’s base earnings and over-time (OT) earnings paid during the plan year (in the case of a mid-year rehire, starting from their rehire date). Base Earnings are defined as base wages, paid time off taken and any differential pay (excludes Short-term disability pay, Long-term disability pay, Paid Parental Leave, Military Service Leave of Absence, any Paid Personal Leave of Absence, incentives, merit-related lump sum payments, equity, on call pay and any additional compensation not related to base earnings).

VESTING	The incentive does not vest, and no incentive shall be paid, unless the associate remains actively employed through the actual incentive payout date (however, in the event of retirement / death prior to the actual incentive payout date, see Separation Prior to Payout Date below).
NEW HIRE ELIGIBILITY	Associates must be hired on or before September 30th of the plan year to be eligible.
INDIVIDUAL PERFORMANCE	Any associate who receives an annual individual performance rating of Far Exceeds Expectations, Exceeds Expectations, or Meets Expectations is eligible for an incentive payout. An Associate who receives an annual individual performance rating of Partially Meets may be eligible for an incentive payout. No incentive will be paid to any associate who receives an annual individual performance rating of Fails to Meet Expectations, regardless of company performance, unless otherwise approved by the President and CEO and/or Chair of Array, as appropriate.

SEPARATION PRIOR TO PAYOUT DATE RETIREMENT OR DEATH PRIOR TO PAYOUT DATE
Not eligible for a payout unless separation is due to reasons of retirement or death and under the circumstances described below (or unless approved by the President and CEO and/or Chair of Array, as appropriate).

Associate must have elected to retire on or after age 55 with a minimum of 10 years of total combined adjusted service within Array and any other TDS business units to be eligible for a retirement payout (unless otherwise approved by the President and CEO and/or Chair of Array, as appropriate). An associate will not be eligible for a retirement payout if the associate is separating for any other reason, even if the associate has satisfied the age and service requirements for retirement.

In the event of death or retirement during the plan year (1/1 – 12/31), a prorated incentive for time worked during 2026 will be paid provided that the associate has been employed through at least January 31st of the plan year. An associate who is not employed through at least January 31st of the plan year will not be eligible to receive any incentive payout. Company performance for such payout will be at target (100% Plan attainment). Individual performance for such payout will be at target (100% Plan attainment). The payout will be made as soon as administratively possible following the date of the event (but no later than the Incentive Payout Date, as described below).

In the event of death or retirement after the plan year, but before the payout date for the plan year, a participant will be eligible to receive an incentive for that year based upon actual Plan attainment for company performance. Individual performance will be paid out at 100% of target. The payout will be made as soon as administratively possible following the date of the event and after receiving actual Plan attainment (but no later than the Incentive Payout Date, as described below).

TRANSFERS/PROMOTIONS WITHIN COMPANY DURING PLAN YEAR
Within this Plan:
If an associate is promoted / transferred within this Plan, no prorations will be made in determining the associate’s incentive. The associate’s incentive will be based on the associate’s effective position as of 09/30/26.

Between this Plan and a Quarterly or Monthly Plan:
Prorated payouts from both plans will be determined following the end of that plan’s incentive period. The following factors will be considered in the determination of the payout: both plans’ attainment percentages, individual performance in each plan, eligible base earnings from each position occupied during the plan year (if applicable), target incentive assigned for each plan, and percentage of time worked in each plan during the plan year.

TRANSFERS TO/ FROM TDS DURING THE PLAN YEAR	If an associate transfers to/from another TDS business unit, he/she/they will be eligible to receive a prorated payout under this Plan based on time worked at Array and performance while at Array. Any incentive for those who transfer to/from another TDS business during the plan year will be based on the associate’s effective position at Array as of 09/30/26 or their official system transfer date of record, which will be used if transfer to TDS occurs before 09/30 or if transfer to Array occurs after 09/30.
INCENTIVE PAYOUT DATE	The incentive will be paid no later than March 15th of the year following the end of the plan year (12/31/2026). Notwithstanding the foregoing, in the event that payment by March 15, 2027 is administratively impracticable and such impracticability was unforeseeable (in each case, such that the payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after March 15, 2027, but in no event later than December 31, 2027. Payment will be in the form of a lump sum.